Black Hills Corporation™

Improving life with energy

Black Hills Corp. Names Robert P. Otto to Board of Directors

RAPID CITY, S.D. - Dec. 14, 2016 - Black Hills Corp. (NYSE: BKH) today announced that U.S. Air Force Lt. Gen. Robert P. Otto has been appointed to its board of directors, effective Jan. 1, 2017. His appointment will temporarily increase the size of the board from 10 to 11 directors, to allow a smooth transition for director retirements that are anticipated in the next few years.

Otto has more than 20 years of experience in military leadership roles, most recently as the deputy chief of staff for intelligence, surveillance and reconnaissance for the Air Force. As the Air Force’s senior-most intelligence officer, Otto was directly responsible for policy planning, evaluation, oversight and leadership of Air Force intelligence, surveillance and reconnaissance capabilities.

In his previous role as Director of Air Force intelligence, Otto led a 27,000 person enterprise and guided the Air Force intelligence budget, effectively restructuring Air Force airborne intelligence capabilities and advancing intelligence analysis to support world-wide operations. Throughout the course of his distinguished career, Otto has served in several other key leadership roles, including as a squadron, group, wing and agency commander.

David R. Emery, chairman and CEO of Black Hills Corp., said, “We welcome Bob to the board. His vast experience in areas spanning strategic planning, operations, financial management, risk management, cyber security and leadership development will add significant value to Black Hills.”

Otto was commissioned in 1982 after graduating from the Air Force Academy. He holds a bachelor’s degree in international affairs and American politics, a master’s degree in military art and science, and a master’s degree in national security strategies. Otto’s retirement from the Air Force will be effective Dec. 31, 2016.

Black Hills Corporation
Black Hills Corp. (NYSE: BKH) is a customer focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

###

Investor Relations
Jerome E. Nichols
605-721-1171
jerome.nichols@blackhillscorp.com

24-Hour Media Assistance
866-243-9002